Exhibit 99.1

Contact:
Patriot Bank, N.A.	Michael Carrazza	Neil M. McDonnell
900 Bedford Street	CEO & Chairman	EVP & CFO
Stamford, CT 06901	203-251-8230	203-252-5938
www.BankPatriot.com

Patriot Bank Collects nearly $2.8 Million on Loan Recovery

March 30, 2017 — Patriot National Bancorp, Inc. (“Patriot” or the “Company”) announced that it has reached and concluded a favorable resolution with its fidelity insurer in connection with a claim of loss submitted by its bank operating subsidiary, Patriot Bank, NA (the “Bank”). Patriot Bank received full payment on March 29, 2017.

The payment was a result of an insurance claim pursued by Patriot in connection with a previously reported loan loss that arose from a borrower fraud. The bankruptcy of the borrower, coupled with uncertainty of collection, led to the Bank’s loan loss as reported on Form 8-K on September 19, 2016. At that time, the Bank was unable to obtain confirmation from its insurer that any amounts would be covered under its policy.

Michael Carrazza, Patriot’s Chairman and interim CEO said, “We are pleased to bring this arduous recovery effort to a satisfactory conclusion. The result is immediately and materially accretive for Patriot and its shareholders, and this event complements the positive momentum Patriot has been experiencing.”

The payment stems from a $3 million bridge loan provided by Patriot to Seaboard Realty, LLC, in conjunction with the construction of a Marriott Residence Inn on Atlantic Street in Stamford, CT. Seaboard Realty LLC, along with its affiliates, owned and was constructing multiple, well-located, high profile properties in downtown Stamford. These included the Courtyard Marriott on Summer Street, the 1 Atlantic Street office building, as well as the Park Square residential development on

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Summer Street.

Today’s announcement comes on the heels of Patriot recently announcing 28% earnings growth in the 4th quarter, following 29% earnings growth in the 3rd quarter 2016. Just last week Patriot announced that net income for the fourth quarter ending December 31, 2016 was $1,045,000 or $0.27 diluted income per share, with total assets up 11%; net loans up 4%; and deposit growth of 12%. Those results are credited as a direct result of ongoing performance enhancing strategies introduced when Mr. Carrazza assumed the role of interim CEO in August 2016. This recovery will be recognized as a gain in the results of operations for the three months ending March 31, 2017.

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About the Company

Patriot National Bancorp, Inc. is headquartered in Stamford, Connecticut and the Bank has 10 full service branches, eight in Connecticut and two in New York. Since opening its doors in 1994, the Company’s mission has been to serve our local communities by helping our neighbors and neighborhood businesses thrive. All lending is handled locally and is specific to each borrower, and the commitment to local businesses goes further to connect, support and grow businesses in both the for-profit and nonprofit sectors, along with municipalities. Patriot believes a well-connected community is a strong community—and that together, all will prosper.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (6) the ability of competitors that are larger than Bancorp to provide products and services which it is

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impracticable for Bancorp to provide, (7) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (8) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (9) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company, (10) the application of generally accepted accounting principles, consistently applied, (11) the fact that one period of reported results may not be indicative of future periods, (12) the state of the economy in the greater New York metropolitan area and its particular effect on the Company’s customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.

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